Exhibit 99.1
For Immediate Release
SCOTIA PACIFIC ANNUAL HARVEST LEVELS
PROJECTED TO FALL SIGNIFICANTLY AND
THREATENED BY REGIONAL WATER BOARD STAFF PROPOSAL
September 7, 2005, Scotia, California: Scotia Pacific Company LLC (SCOPAC) announced today that its projected average annual harvest level over the ten-year period beginning 2006 is estimated at approximately 100 million board feet (mmbf) per year. This harvest level reflects SCOPAC management’s most recent estimate of the cumulative impact of ongoing regulatory limitations, prescriptions, and other actions.
SCOPAC has nearly 220,000 acres of well-stocked timberlands, with over 4 billion board feet of merchantable conifer redwood and Douglas fir inventory. SCOPAC’s economic viability was assured by the California and federal governments in March 1999, pursuant to the Headwaters Agreement, by issuance of a combined Habitat Conservation Plan/Sustained Yield Plan (HCP) authorizing an average annual harvest for ten years of over 175 mmbf. That harvest level was far below the 244 mmbf averaged over the preceding five years under pre-HCP regulations. And despite the state and federal agreements, in practice SCOPAC has only been permitted to harvest about 150 mmbf per year over the period 1999 through 2004.
SCOPAC’s recent harvest shortfalls, and the much greater shortfalls threatened over the coming years, result to a significant degree from the failure of the California North Coast Regional Water Quality Control Board (Regional Water Board) and the California State Water Resource Control Board (State Water Board) to accept and abide by the HCP. The Regional Water Board and State Water Board have instead imposed a separate dual regulatory structure that has slowed approval of timber harvesting plans (THPs) and blocked SCOPAC from harvesting its trees under THPs already approved by the California Department of Forestry (CDF) and the other state and federal agencies that review SCOPAC’s THPs under the HCP regime.
Most recently, on September 2, 2005, the Regional Water Board staff issued proposed watershed-wide waste discharge requirements (WWDRs) that would impose additional severe limitations on harvesting in two of SCOPAC’s most important regions, the Freshwater and Elk River watersheds. The Regional Water Board is scheduled to meet to consider these proposed WWDRs on September 14, 2005.
If these WWDRs are adopted by the Regional Water Board as proposed by the staff, the consequences of such an action would be calamitous – for SCOPAC, which owns affected timberlands; for The Pacific Lumber Company (PALCO), which owns SCOPAC and operates sawmills and other facilities that depend upon SCOPAC’s harvests; for numerous independent contractors, who rely upon

SCOPAC and PALCO for business; and indeed for the entire economy of Humboldt County and the surrounding region.
“This announcement is precipitated by our deep concern about the Regional Water Board staff’s proposal,” stated Robert Manne, President and CEO of SCOPAC and PALCO. “For approximately five years, we have been working with CDF, California Fish and Game, U.S. Fish and Wildlife, and NOAA Fisheries to attain our promised sustained yield from SCOPAC’s timberlands and to improve the habitat and water quality in our cumulatively impacted watersheds, as required by state law and our HCP. In most respects, we’ve been succeeding. However, the complications and delays in approval of THPs, that have been caused by the State and Regional Water Boards’ insistence upon a dual set of state regulations governing SCOPAC’s timber harvests has blocked and continues to block harvesting at a reasonable sustained yield level.”
Manne added, “The staff’s proposed WWDRs exacerbate our problems and indicate a lack of intent on the staff’s part to reach a solution that is economically viable, as well as environmentally sound. If these WWDRs are imposed in the manner proposed by the staff, it will be a terrible blow not only to SCOPAC but also to PALCO. These two watersheds contain harvestable timber of high quality that is critical for PALCO to have sufficient log inventory to maintain operations at its Scotia and Britt lumber mills. Without the necessary logs, the mills and their employees face an unpredictable log supply and are at further risk. These effects will inevitably ripple throughout the local and regional economies.”
The draft WWDRs reduce the total allowable harvest levels for all timber owners in the Elk River watershed to as little as the clear cut equivalent of 138 acres per year, and in the Freshwater watershed to as low as 40 acres per year. CDF, the lead agency charged with regulating timber harvest activities consistently with state law and the HCP, determined in 2001 that SCOPAC could harvest the clear-cut equivalent of 600 acres per year in Elk, a 22,000 acre watershed, and 500 acres in Freshwater, a 15,000 acre watershed, without causing negative environmental water quality impacts. In fact, the staff’s proposed limitations are not necessary for any environmental purpose. As a CDF representative reported to the Regional Water Board at its March 16, 2005, meeting in Santa Rosa, the CDF has seen environmental and water quality improvements in both watersheds as a result of SCOPAC’s operations under the higher levels of harvest approved by CDF. In other words, the environmental regime agreed to in the 1999 HCP was working.
“We believe in the philosophy that science should dictate policy, and we remain committed to harvesting at a sustained yield level that has been approved by CDF, is consistent with the HCP, and has been shown to result in steady environmental improvement. We are extremely concerned and extremely frustrated because the proposed WWDRs totally disregard this philosophy, which is incorporated into the Headwaters Agreement and the HCP,” said Manne.

The staff’s proposed WWDRs also ignore provisions of the Porter Cologne Act that preclude the Regional Water Board from dictating the method that a landowner must utilize to meet governing water quality standards. The Regional Water Board has no authority, as is contemplated in the staff’s proposal, to regulate a landowner’s rate of harvest, a task clearly within CDF’s authority and expertise.
Disturbingly, the staff’s proposed WWDRs do not contain any economic analysis of the impact that such an extreme harvest limitation would have upon SCOPAC, other landowners, PALCO, other timber industry operators or the community at large. This omission is inconsistent with state law and fails to provide the Regional Water Board members with essential information for understanding the economic impact of the staff’s proposal. This economic consideration is required under both the California Environmental Quality Act (CEQA) and the California Water Code, Sections 13263(a) and 13276(b).
Manne concluded, “For the good of the region and for the good of water quality, a balanced solution should be implemented, a solution consistent with the HCP, guided by good science, and properly accountable to economic realities. The question needs to be asked how a company is supposed to continue to fund projects that lead to watershed recovery, provide jobs, support the community, and meet its other financial obligations if it is limited to harvesting only 40 acres per year from a watershed in which it has over 15,000 acres of forested land? The answer is, it can’t.”
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including information regarding SCOPAC’s projected future harvest levels. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements. For instance, projected harvest levels are subject to a number of variables and assumptions, many of which are outside the control of SCOPAC, including potential new or modified laws, regulations and related judicial decisions and administrative interpretations, legal actions of third parties, and California state or local ballot initiatives.